TRUEBLUE REPORTS THIRD QUARTER 2021 RESULTS
Second consecutive quarter of double-digit revenue growth

TACOMA, WASH. - Oct. 25, 2021 -- TrueBlue (NYSE:TBI) today announced its third quarter results for 2021.

Third quarter revenue was $577 million, an increase of 22 percent compared to revenue of $475 million in the third quarter of 2020. Net income per diluted share was $0.53 compared to net income per diluted share of $0.25 in the third quarter of 2020. Third quarter adjusted net income1 per diluted share was $0.59 compared to adjusted net income per diluted share of $0.24 in the third quarter of 2020.

“Net income per diluted share more than doubled as a result of strong demand combined with gross margin expansion,” said Patrick Beharelle, CEO of TrueBlue. “We are seeing businesses of all types turning to flexible workforce solutions as they grapple with worker supply challenges and a variety of uncertainties related to the Covid-19 business environment. PeopleScout exceeded pre-pandemic revenue during the quarter, PeopleManagement new business wins have been exceptionally strong throughout the year and PeopleReady revenue growth accelerated as we entered October.

“Investing in technology remains at the center of our strategy.” Mr. Beharelle continued. “Our digital platforms have us well-positioned to create differentiated value for our customers and workers. Given the strength of our strategies as well as a favorable environment for flexible labor solutions, we are increasingly optimistic about our prospects to deliver sustainable long-term growth.”

2021 Outlook

TrueBlue is providing certain forward-looking information to help investors form their own estimates, which can be found in the quarterly earnings presentation filed today.

Management will discuss third quarter 2021 results on a webcast at 2:30 p.m. PT (5:30 p.m. ET), today, Monday, Oct. 25, 2021. The webcast can be accessed on TrueBlue’s website: www.trueblue.com.

About TrueBlue

TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions that help clients achieve business growth and improve productivity. In 2020, TrueBlue connected approximately 490,000 people with work. Its PeopleReady segment offers on-demand, industrial staffing, PeopleManagement offers contingent, on-site industrial staffing and commercial driver services, and PeopleScout offers recruitment process outsourcing (RPO) and managed service provider (MSP) solutions to a wide variety of industries. Learn more at www.trueblue.com.

1 Refer to the financial statements accompanying this release and the company’s website for more information regarding non-GAAP terms.

Forward-looking statements

This document contains forward-looking statements relating to our plans and expectations, all of which are subject to risks and uncertainties. Such statements are based on management’s expectations and assumptions as of the date of this release and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements including: (1) national and global economic conditions, (2) the continued impact of COVID-19 and related economic impact and governmental response, (3) our ability to access sufficient capital to finance our operations, including our ability to comply with covenants contained in our revolving credit facility, (4) our ability to attract and retain clients, (5) our ability to attract sufficient qualified candidates and employees to meet the needs of our clients, (6) our ability to maintain profit margins, (7) new laws, regulations, and government incentives that could affect our operations or financial results, (8) our ability to successfully execute on business strategies to further digitalize our business model, and (9) any reduction or change in tax credits we utilize, including the Work Opportunity Tax Credit. Other information regarding factors that could affect our results is included in our Securities Exchange Commission (SEC) filings, including the company’s most recent reports on Forms 10-K and 10-Q, copies of which may be obtained by visiting our website at www.trueblue.com under the Investor Relations section or the SEC’s website at www.sec.gov. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Any other references to future financial estimates are included for informational purposes only and subject to risk factors discussed in our most recent filings with the SEC.

In addition, we use several non-GAAP financial measures when presenting our financial results in this document. Please refer to the reconciliations between our GAAP and non-GAAP financial measures in the appendix to this document and on our website at www.trueblue.com under the Investor Relations section for additional information on both current and historical periods. The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP, and may not be comparable to similarly titled measures of other companies.

Contact:
Derrek Gafford, Executive Vice President and CFO
253-680-8214

TRUEBLUE, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 weeks ended		39 weeks ended
(in thousands, except per share data)	Sep 26, 2021	Sep 27, 2020	Sep 26, 2021	Sep 27, 2020
Revenue from services	$577,031	$474,530	$1,551,692	$1,327,726
Cost of services	430,529	364,066	1,158,148	1,007,878
Gross profit	146,502	110,464	393,544	319,848
Selling, general and administrative expense	118,748	90,100	326,657	304,681
Depreciation and amortization	6,426	7,652	20,405	24,002
Goodwill and intangible asset impairment charge	—	—	—	175,189
Income (loss) from operations	21,328	12,712	46,482	(184,024)
Interest expense and other income, net	581	(174)	1,880	(323)
Income (loss) before tax expense (benefit)	21,909	12,538	48,362	(184,347)
Income tax expense (benefit)	3,267	3,743	6,938	(34,480)
Net income (loss)	$18,642	$8,795	$41,424	$(149,867)

Net income (loss) per common share:
Basic	$0.53	$0.25	$1.19	$(4.20)
Diluted	$0.53	$0.25	$1.17	$(4.20)

Weighted average shares outstanding:
Basic	34,873	34,597	34,788	35,643
Diluted	35,475	34,904	35,255	35,643

TRUEBLUE, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	Sep 26, 2021	Dec 27, 2020
ASSETS
Cash and cash equivalents	$49,173	$62,507
Accounts receivable, net	330,705	278,343
Other current assets	37,631	38,035
Total current assets	417,509	378,885
Property and equipment, net	86,414	71,734
Restricted cash and investments	223,832	240,534
Goodwill and intangible assets, net	118,384	123,802
Other assets, net	163,653	165,622
Total assets	$1,009,792	$980,577

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other accrued expenses	$62,706	$58,447
Accrued wages and benefits	89,870	122,657
Current portion of workers’ compensation claims reserve	60,936	66,007
Other current liabilities	25,272	21,856
Total current liabilities	238,784	268,967
Workers’ compensation claims reserve, less current portion	197,633	189,486
Other long-term liabilities	87,699	84,934
Total liabilities	524,116	543,387
Shareholders’ equity	485,676	437,190
Total liabilities and shareholders’ equity	$1,009,792	$980,577

TRUEBLUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	39 weeks ended
(in thousands)	Sep 26, 2021	Sep 27, 2020
Cash flows from operating activities:
Net income (loss)	$41,424	$(149,867)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,405	24,002
Goodwill and intangible asset impairment charge	—	175,189
Provision for credit losses	2,881	6,582
Stock-based compensation	10,149	6,762
Deferred income taxes	445	(25,955)
Non-cash lease expense	11,173	11,115
Other operating activities	(1,484)	1,944
Changes in operating assets and liabilities:
Accounts receivable	(53,626)	55,408
Income tax receivable	963	(4,928)
Operating lease right-of-use-asset	7,150	—
Other assets	(7,003)	(2,646)
Accounts payable and other accrued expenses	3,212	(12,723)
Other accrued wages and benefits	24,278	(7,395)
Deferred employer payroll taxes	(57,066)	36,312
Workers’ compensation claims reserve	3,075	(824)
Operating lease liabilities	(10,017)	(11,410)
Other liabilities	4,598	(2,798)
Net cash provided by operating activities	557	98,768
Cash flows from investing activities:
Capital expenditures	(28,772)	(16,244)
Purchases of restricted available-for-sale investments	(29)	(2,310)
Sales of restricted available-for-sale investments	793	3,212
Purchases of restricted held-to-maturity investments	—	(32,495)
Maturities of restricted held-to-maturity investments	18,346	24,358
Net cash used in investing activities	(9,662)	(23,479)
Cash flows from financing activities:
Purchases and retirement of common stock	—	(52,346)
Net proceeds from employee stock purchase plans	754	734
Common stock repurchases for taxes upon vesting of restricted stock	(3,035)	(2,331)
Net change in revolving credit facility	—	(35,600)
Other	(270)	(1,436)
Net cash used in financing activities	(2,551)	(90,979)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(613)	(466)
Net change in cash, cash equivalents, and restricted cash	(12,269)	(16,156)
Cash, cash equivalents and restricted cash, beginning of period	118,612	92,371
Cash, cash equivalents and restricted cash, end of period	$106,343	$76,215

TRUEBLUE, INC.
SEGMENT DATA
(Unaudited)

	13 weeks ended
(in thousands)	Sep 26, 2021	Sep 27, 2020
Revenue from services:
PeopleReady	$349,056	$293,546
PeopleManagement	157,789	147,241
PeopleScout	70,186	33,743
Total company	$577,031	$474,530

Segment profit (1):
PeopleReady	$24,690	$18,714
PeopleManagement	2,360	4,574
PeopleScout	9,778	349
Total segment profit	36,828	23,637
Corporate unallocated expense	(7,667)	(5,968)
Total company Adjusted EBITDA (2)	29,161	17,669
Third-party processing fees for hiring tax credits (3)	(419)	(174)
Amortization of software as a service assets (4)	(670)	(575)
Workforce reduction costs (5)	(110)	(270)
COVID-19 government subsidies	92	4,071
Other adjustments, net (6)	(300)	(357)
EBITDA (2)	27,754	20,364
Depreciation and amortization	(6,426)	(7,652)
Interest expense and other income, net	581	(174)
Income before tax expense	21,909	12,538
Income tax expense	(3,267)	(3,743)
Net income	$18,642	$8,795
(1)We evaluate performance based on segment revenue and segment profit. Segment profit includes revenue, related cost of services, and ongoing operating expenses directly attributable to the reportable segment. Segment profit excludes depreciation and amortization expense, unallocated corporate general and administrative expense, interest expense, other income, income taxes, and other adjustments not considered to be ongoing.
(2)See the Non-GAAP Financial Measures table on the next page for definitions of EBITDA and Adjusted EBITDA.
(3)These third-party processing fees are associated with generating hiring tax credits.
(4)Amortization of software as a service assets is reported in selling, general and administrative expense.
(5)Workforce reduction costs for the 13 weeks ended September 27, 2020 were primarily due to employee reductions as part of our cost management actions in response to COVID-19 ($0.2 million in cost of services and $0.1 million in selling, general and administrative expense).
(6)Other adjustments for the 13 weeks ended September 26, 2021 primarily include costs of $0.2 million incurred while transitioning into our new Chicago office and implementation costs for cloud-based systems of $0.1 million. Other adjustments for the 13 weeks ended September 27, 2020 primarily include lease exit costs of $0.2 million and implementation costs for cloud-based systems of $0.1 million.

TRUEBLUE, INC.
NON-GAAP FINANCIAL MEASURES AND NON-GAAP RECONCILIATIONS

In addition to financial measures presented in accordance with U.S. GAAP, we monitor certain non-GAAP key financial measures. The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP, and may not be comparable to similarly titled measures of other companies.

Non-GAAP measure	Definition	Purpose of adjusted measures
EBITDA and Adjusted EBITDA
EBITDA excludes from net income (loss):
- interest expense and other income, net,
- income taxes, and
- depreciation and amortization.

Adjusted EBITDA, further excludes:
- third-party processing fees for hiring tax credits,
- amortization of software as a service assets,
- workforce reductions costs,
- COVID-19 government subsidies, and
- other adjustments, net.

- Enhances comparability on a consistent basis and provides investors with useful insight into the underlying trends of the business.

- Used by management to assess performance and effectiveness of our business strategies.

- Provides a measure, among others, used in the determination of incentive compensation for management.

Adjusted net income and Adjusted net income per diluted share
Net income (loss) and net income (loss) per diluted share, excluding:
- amortization of intangibles of acquired businesses,
- amortization of software as a service assets,
- workforce reduction costs,
- COVID-19 government subsidies
- other adjustments, net, and
- tax effect of each adjustment to U.S. GAAP.

- Enhances comparability on a consistent basis and provides investors with useful insight into the underlying trends of the business.

- Used by management to assess performance and effectiveness of our business strategies.
1.RECONCILIATION OF U.S. GAAP NET INCOME TO ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER DILUTED SHARE
(Unaudited)

	13 weeks ended
(in thousands, except for per share data)	Sep 26, 2021	Sep 27, 2020
Net income	$18,642	$8,795
Amortization of intangible assets of acquired businesses	1,506	2,041
Amortization of software as a service assets (1)	670	575
Workforce reduction costs (2)	110	270
COVID-19 government subsidies	(92)	(4,071)
Other adjustments, net (3)	300	357
Tax effect of adjustments to net income (loss) (4)	(372)	247
Adjusted net income	$20,764	$8,214

Adjusted net income per diluted share	$0.59	$0.24

Diluted weighted average shares outstanding	35,475	34,904

2.RECONCILIATION OF U.S. GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA
(Unaudited)

	13 weeks ended
(in thousands)	Sep 26, 2021	Sep 27, 2020
Net income	$18,642	$8,795
Income tax expense	3,267	3,743
Interest expense and other (income), net	(581)	174
Depreciation and amortization	6,426	7,652
EBITDA	27,754	20,364
Third-party processing fees for hiring tax credits (5)	419	174
Amortization of software as a service assets (1)	670	575
Workforce reduction costs (2)	110	270
COVID-19 government subsidies	(92)	(4,071)
Other adjustments, net (3)	300	357
Adjusted EBITDA	$29,161	$17,669

(1)Amortization of software as a service assets is reported in selling, general and administrative expense.

(2)Workforce reduction costs for the 13 weeks ended September 27, 2020 were primarily due to employee reductions as part of our cost management actions in response to COVID-19 ($0.2 million in cost of services and $0.1 million in selling, general and administrative expense).

(3)Other adjustments for the 13 weeks ended September 26, 2021 primarily include costs of $0.2 million incurred while transitioning into our new Chicago office and implementation costs for cloud-based systems of $0.1 million. Other adjustments for the 13 weeks ended September 27, 2020 primarily include lease exit costs of $0.2 million and implementation costs for cloud-based systems of $0.1 million.

(4)Total tax effect of each of the adjustments to U.S. GAAP net income (loss) using the expected income tax rate of 14 percent for 2021 and the effective income tax rate of 30 percent for Q3 2020.

(5)These third-party processing fees are associated with generating hiring tax credits.